Exhibit 23 (d)



INDEPENDENT AUDITORS' CONSENT


To the Board of Directors and Stockholders
ASR Investments Corporation
Tucson, Arizona



We consent to the incorporation in this Registration Statement of United Dominion Realty Trust, Inc. on Form S-4 of: (a) our report dated March 18, 1997 on the consolidated financial statements of ASR Investments Corporation ("ASR") for each of the three years in the period ended December 31, 1996 appearing in the Annual Report on Form 10-K of ASR for the year ended December 31, 1996; (b) our report dated April 25, 1997 on the combined historical summary of revenues and certain operating expenses of Winton Properties for the year ended December 31, 1996 appearing in the Form 8-K/A of ASR filed on June 6, 1997; (c) our report dated May 23, 1997 on the historical summary of revenues and certain operating expenses of La Privada Apartments for the year ended December 31, 1996 appearing in the Form 8-K/A of ASR filed on June 6, 1997; (d) our report dated May 29, 1997 on the historical summary of revenues and certain operating expenses of London Park Apartments for the year ended December 31, 1996 appearing in the Form 8-K/A of ASR filed on June 6, 1997; (e) our report dated April 25, 1997 on the combined historical summary of revenues and certain operating expenses of MTP Properties for the year ended December 31, 1996 appearing in the Form 8-K of ASR filed on August 28, 1997; and (f) our report dated September 23, 1997 on the historical summary of revenues and certain operating expenses of Arbor Terrace Apartments for the year ended December 31, 1996 appearing in the Form 8-K/A filed by ASR on January 6, 1998.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP
Tucson, Arizona
February 12, 1998